Exhibit 99.1

FingerMotion Reports FY 2023 Financial Results

Singapore, May 30, 2023 (GLOBE NEWSWIRE) -- FingerMotion, Inc. (NASDAQ: FNGR) (the “Company” or “FingerMotion”), a Big Data company with revenue streams from mobile recharge, SMS, and Insuretec services, is pleased to report its financial results for the year ended February 28, 2023. To review the full financial results, please view the Company’s recent 10-K filing at www.sec.gov/edgar/search, which should be read in connection with this news release.

FY 2023 Financial Summary (results expressed in US$ unless otherwise indicated):

●	Reported annual revenue of $34.05 million which was an increase of $11.12 million or 49% compared to FY 2022 (includes SMS & MMS, Telecommunications Products & Services businesses, and Big Data);
●	Reported Year over Year annual growth in Telecommunications Products & Services business revenue of $18.35 million or 212% compared to FY 2022;
●	Reported Year over Year annual decline in SMS & MMS business revenue of $7.53 million or 53% compared to FY 2022;
●	Reported Year over Year annual growth in Big Data revenue of $0.31 million or 233% compared to FY 2022;
●	Reported gross profits of $2.32 million which was a decrease of $0.5 million or 17.6% compared to FY 2022;
●	Reported annual cost of revenue of $31.74 million which was an increase of $11.62 million or 58% compared to FY 2022;
●	Reported operating expenses of $8.98 million which was an increase of $1.30 million or 17% compared to FY 2022;
●	Reported annual net loss of $7.54 million which was an increase of $2.60 million or 53% compared to FY 2022;
●	Basic and Diluted loss per share of $0.17;
●	At February 28, 2023, FingerMotion had $9.24 million in cash, a working capital surplus of $15.23 million and a positive shareholders’ equity of $12.97 million;
●	At February 28, 2023, total assets were $17.55 million, total current liabilities were $2.04 million and total liabilities were $4.57 million; and
●	49,432,214 common shares were issued and outstanding as of February 28, 2023.

Strong revenue growth year over year highlighted the financial performance.

“The Company deepened its commitment to expanding its cooperation with partners in the fintech and insuretech sectors,” stated Martin Shen, CEO of FingerMotion. “We also strengthened our core Top-up business which saw record revenues in the past year. In terms of our financial performance, our balance sheet has never looked stronger as we raised equity in order to grow the business and eradicate our debt. Our shareholder equity hit close to a record $13 million which is impressive considering we were a touch over $5 million last year. We launched our device protection product and expect in future reports for it to be another business element.”

General and administrative expenses increased by $394,531 or 7.5% during the year which was primarily attributable to increased travel expense related to funding and promotional activities. Marketing costs decreased $211,626 or 33% which was due to changes in the product mix which incurred less promotional activities. Research and development expenses decreased by $125,838 or 14% due to savings from data access and usage fees charged by the telecom companies.

“The COVID lockdowns in China delayed one of our key growth initiatives in device protection and negatively impacted our accelerating trend in growth in gross margins. Gross margins decreased to 6.8% for the year, but the Company expects to resume its upward trend in the coming year.”

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

Company Contact:

FingerMotion, Inc.

For further information e-mail: info@fingermotion.com

Phone: 718-269-3366

Investor Relations Contact:

Skyline Corporate Communications Group, LLC

Scott Powell, President

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Office: (646) 893-5835

Email: info@skylineccg.com

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” as such term is used in applicable United States securities laws. These statements relate to analysis and other information that are based on forecasts or future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects”, or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and should be viewed as “forward-looking statements”. We have based these forward-looking statements on our current expectations about future events or performance, including expected revenues. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied in our forward-looking statements for various reasons. Factors that could contribute to such differences include, but are not limited to: international, national and local general economic and market conditions; demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to manage its VIE contracts; the ability of the Company to maintain its relationships and licenses in China; adverse publicity; competition and changes in the Chinese telecommunications market; fluctuations and difficulty in forecasting operating results; business disruptions, such as technological failures and/or cybersecurity breaches; and the other factors discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release. The forward-looking statements included in this release are made only as of the date hereof. For forward-looking statements in this news release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Report Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. This news release shall not constitute an offer to sell or the solicitation of any offer to our securities.